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                                   EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 18, 2002


Dear Sir/Madam:

We have read the 2nd, 3rd, and 4th paragraphs of Item 4 included in the Form 8-K/A dated April 18, 2002 of Pinnacle Financial Partners, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen

cc: Mr. Harold Carpenter, CFO, Pinnacle Financial Partners, Inc.



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